NEWS RELEASE	220 Liberty Street
For Immediate Release	Warsaw, NY 14569

FINANCIAL INSTITUTIONS, INC. ANNOUNCES FIRST QUARTER 2016 RESULTS

WARSAW, N.Y., April 26, 2016 – Financial Institutions, Inc. (Nasdaq: FISI), today reported financial results for the first quarter ended March 31, 2016. Financial Institutions, Inc. (the “Company”) is the parent company of Five Star Bank, Scott Danahy Naylon Insurance, LLC (“Scott Danahy Naylon”) and Courier Capital, LLC (“Courier Capital”). The Company’s financial results since January 5, 2016 include the results of operations of Courier Capital, our wealth management subsidiary whose business we acquired from Courier Capital Corporation in January 2016.

First Quarter 2016 Highlights:

Increased net interest income to a record $24.7 million in the first quarter

Increased noninterest income to $9.2 million in the first quarter

Strong performance resulted in return on average tangible common equity of 13.54% for the quarter

Growth strategy drives increase in fee-based services income and market share, leading to record level of earnings assets and deposits

Total assets increased to over $3.5 billion, up $319.5 million or 10% from a year ago

Grew total loans $192.1 million or 10% from a year ago

Increased total deposits by $255.5 million or 9% from a year ago

Quarterly cash dividend of $0.20 per common share represented a 2.77% dividend yield as of March 31, 2016 and a return of 40% of first quarter net income to common shareholders

Common and tangible common book value per share increased to $20.46 and $15.18, respectively, at March 31, 2016

Total risk-based capital increased to 13.39%, strengthening the Company’s capital position to support future growth

Completed the acquisition of Courier Capital, a prominent SEC-registered investment advisory and wealth management firm with offices in Buffalo and Jamestown

Opened our second “Made For You” financial solution center in Rochester; a unique customer service experience offered in one of the Company’s targeted growth markets

Net income for the first quarter 2016 was $7.6 million, compared to $6.6 million for the fourth quarter 2015, and $6.8 million for the first quarter 2015. After preferred dividends, first quarter 2016 net income available to common shareholders was $7.3 million or $0.50 per diluted share, compared with $6.3 million or $0.44 per diluted share for the fourth quarter 2015, and $6.4 million or $0.46 per diluted share for the first quarter 2015.

The Company’s President and Chief Executive Officer Martin K. Birmingham stated, “Continued strength in banking operations, successful implementation of our revenue diversification strategy and diligent management of operating expenses were key drivers of our core earnings growth this quarter. Consolidated revenues of $33.9 million in the first quarter of 2016 reached the highest level in the Company’s history. We remain focused on expense control and implemented several initiatives designed to reduce operating expenses late in the first quarter of 2016. We expect those savings to be reflected beginning in the second quarter.

“We continue to deliver balanced growth in our banking operations. Deposits increased 8% from the fourth quarter of 2015 of this year, which we believe partially reflects the retrenchment of larger competitors operating in the regions in which we operate. In particular, the progress of our two new bank branches in Rochester, one of the largest metro areas in our operating region, is very encouraging. Our first branch office in Rochester, the CityGate Financial Solution Center, opened in November and ended the first quarter with $32 million in total deposits. We are optimistic about further market share gains given the opening of our Brighton office in late March 2016.

“The January 2016 acquisition of Courier Capital, our wealth management platform, coupled with 4% growth in insurance revenues through our Scott Danahy Naylon insurance subsidiary, contributed to the growth in our noninterest income. Noninterest income comprised 34% of total revenues in the quarter, up from 31% in the first quarter of 2015. These new business lines combined with our core community bank which has a 200 year tradition, positions us as a leading western New York diversified financial services provider. We believe this platform and our independence as a community bank to respond to market needs in our region are key to our continued growth.”

Kevin B. Klotzbach, the Company’s Chief Financial Officer added, “We continue to deploy capital in a strategic manner that is delivering results, while only beginning to benefit from the leverage in our expanding platform. We ended the quarter with record levels in a number of key business areas, including interest income, noninterest income, total loans, total assets and total deposits. Interest-earning assets reached a record at $3.2 billion, as loan growth remained robust with demand from both consumer and business customers, while rates on loan production and net interest margin have held up well. We have also been able to effectively control our cost of funds which has stabilized our margin. Net interest margin has now increased for two consecutive quarters. Meanwhile, our credit quality remained steady in the first quarter and we have ample liquidity and a strong balance sheet to further execute our growth strategies.

“The Company’s tangible common equity also ended the quarter at a record level. Our return on tangible common equity of 13.54% increased by 15% compared to last quarter due to earnings growth. Contributing to our returns are the benefits from Company owned life insurance policies which added $1.4 million to noninterest income in the quarter. With over 60 policies remaining in force, we expect continued contributions for many years, although the timing and amounts will vary.

“Our strong first quarter performance led to tangible common book value reaching $15.18 per share, an increase of nearly 3% since the beginning of the year and up 7% in the last 12 months. For the three months ended March 31, 2016, total shareholder return of 4.6% far outpaced our peer group and the broader bank indexes, many of which have experienced negative returns. We are gratified that our operating strategies and financial results achieved have enabled us to contribute to the communities we serve while delivering value for our shareholders.”

Net Interest Income and Net Interest Margin

Net interest income was $24.7 million in the first quarter 2016 compared to $24.6 million in the fourth quarter 2015 and $23.1 million in the first quarter 2015. Average earning assets were up $33.4 million, led by a $55.0 million increase in loans in the first quarter of 2016 compared to the fourth quarter of 2015. When comparing the first quarter 2016 to the same quarter in 2015, average earning assets increased $313.1 million, including increases of $119.7 million and $193.4 million in investment securities and loans, respectively. First quarter 2016 net interest margin was 3.27%, up slightly from 3.26% for the fourth quarter of 2015 and down 16 basis points from 3.43% for the first quarter of 2015.

Noninterest Income

Noninterest income was $9.2 million for the first quarter 2016 compared to $8.6 million for the fourth quarter 2015 and $8.3 million in the first quarter 2015. Included in company owned life insurance income for the first quarter 2016 is $911 thousand of death benefit proceeds. Included in fourth quarter 2015 other noninterest income is $1.1 million related to the reduction in the Company’s estimate of the fair value of the contingent consideration liability recorded for Scott Danahy Naylon. Exclusive of those items and gains realized from the sale of investment securities, noninterest income was $7.7 million in the first quarter 2016, $6.8 million in the fourth quarter 2015 and $7.2 million in the first quarter 2015. The main factors contributing to the higher noninterest income during the first quarter 2016 compared to the fourth quarter 2015 were increases in insurance income and investment advisory income. Insurance income increased $436 thousand and investment advisory income increased $601 thousand, reflecting the contribution from Courier Capital which was acquired during the first quarter 2016 as part of our strategy to diversify our business lines and increase noninterest income through additional fee-based services. The increase in insurance income was largely due to contingent commission revenue from Scott Danahy Naylon. Such commissions are seasonal in nature and are generally received during the first quarter of each year. The higher noninterest income in the first quarter 2016 compared to the first quarter 2015 was primarily the result of a $756 thousand increase in investment advisory income, reflecting the contribution from Courier Capital, which was partially offset by a $418 thousand decrease in limited partnership income. Income from the Company’s equity method investments in limited partnerships, which are primarily small business investment companies, fluctuates based on the performance of the underlying investments.

Noninterest Expense

Noninterest expense was $21.2 million for the first quarter 2016 compared to $21.8 million for the fourth quarter 2015 and $19.0 million for the first quarter 2015. The decrease in noninterest expense in first quarter 2016 compared to fourth quarter 2015 was primarily due to the $751 thousand of goodwill impairment recognized in the fourth quarter 2015.

The increase in noninterest expense during the first quarter 2016 compared to the first quarter 2015 was largely due to higher salaries and employee benefits coupled with an increase in professional services expense. Salaries and employee benefits expense increased $1.4 million from the first quarter 2015, reflecting the addition of Courier Capital and a combination of additional personnel to support organic growth as part of the Company’s expansion initiatives and higher medical expense as the level of medical claims in the first quarter of 2015 were unusually low. Professional services increased $479 thousand when comparing the first quarter of 2016 to the same period in 2015. The first quarter 2016 professional services expense included approximately $360 thousand of professional services associated with responding to the demands of an activist shareholder.

Income Taxes

Income tax expense was $2.7 million in the first quarter 2016, compared to $2.2 million in the fourth quarter 2015 and $2.9 million in the first quarter 2015. Higher income tax expense during the first quarter 2016 compared to the fourth quarter 2015 was primarily driven by higher pre-tax income. The effective tax rate was 26.4% for the first quarter 2016, compared with an effective tax rate of 24.5% for the fourth quarter of 2015 and 29.8% in the first quarter 2015. The lower effective tax rate in 2016 compared to the same quarter a year ago is a result of the non-taxable life insurance proceeds received in 2016.

Balance Sheet and Capital Management

Total assets were $3.52 billion at March 31, 2016, up $135.5 million from $3.38 billion at December 31, 2015 and up $319.5 million from $3.20 billion at March 31, 2015. The increases were attributable to loan growth and higher investment security balances funded by deposit growth.

Total loans were $2.12 billion at March 31, 2016, up $31.5 million from December 31, 2015 and up $192.4 million from March 31, 2015. The increases in loans are primarily attributable to organic commercial loan growth. Commercial loans totaled $908.1 million as of March 31, 2016, an increase of $28.2 million or 3% from December 31, 2015 and an increase of $151.4 million or 20% from March 31, 2015. Total investment securities were $1.09 billion at March 31, 2016, up $56.2 million or 5% from the end of the prior quarter and up $140.8 million or 15% from March 31, 2015.

Total deposits were $2.96 billion at March 31, 2016, an increase of $229.6 million from December 31, 2015 and an increase of $255.5 million from March 31, 2015. The increase during the first quarter of 2016 was mainly due to seasonal inflows of municipal deposits, while the year-over-year increase was due to higher municipal deposits and successful business development efforts in retail banking. Public deposit balances represented 30% of total deposits at March 31, 2016 and 2015, compared to 25% at December 31, 2015.

Short-term borrowings were $179.2 million at March 31, 2016, down $113.9 million from December 31, 2015 and up $3.6 million from March 31, 2015. Short-term borrowings are typically utilized to manage the seasonality of municipal deposits.

Shareholders’ equity was $314.0 million at March 31, 2016, compared with $293.8 million at December 31, 2015 and $286.7 million at March 31, 2015. Common book value per share was $20.46 at March 31, 2016, an increase of $0.97 or 5% from $19.49 at December 31, 2015 and $1.45 or 8% from $19.01 at March 31, 2015. Tangible common book value per share was $15.18 at March 31, 2016, compared to $14.77 at December 31, 2015 and $14.18 at March 31, 2015. The increases in shareholders’ equity and the book value per share amounts are attributable to net income, stock issued for the acquisition of Courier Capital and to higher net unrealized gains on securities available for sale, a component of accumulated other comprehensive income.

During the first quarter 2016, the Company declared a common stock dividend of $0.20 per common share. The first quarter 2016 dividend returned 40% of first quarter net income to common shareholders.

The Company’s leverage ratio was 7.46% at March 31, 2016, compared to 7.41% at December 31, 2015 and 7.53% at March 31, 2015. The increase in the leverage ratio from December 31, 2015 was due to higher regulatory capital, which excludes changes in accumulated other comprehensive income. The decrease in the leverage ratio from March 31, 2015 was primarily due to an increase in average quarterly assets.

Credit Quality

Non-performing loans were $8.6 million at March 31, 2016, compared to $8.4 million at December 31, 2015 and $11.1 million at March 31, 2015. The $2.5 million decrease from the first quarter 2015 was due to across the board improvement in each of the loan portfolios. The ratio of non-performing loans to total loans was 0.41% at March 31, 2016 and December 31, 2015, and 0.58% at March 31, 2015.

The provision for loans losses for the first quarter 2016 was $2.4 million, a decrease of $230 thousand from the prior quarter and $373 thousand from the first quarter 2015. Net charge-offs were $1.9 million during the first quarter 2016, an $83 thousand decrease compared to the prior quarter and $1.3 million decrease from the first quarter 2015. The ratio of annualized net charge-offs to total average loans was 0.36% during the current quarter, compared to 0.38% during the prior quarter and 0.68% during the first quarter 2015.

The ratio of allowance for loans losses to total loans was 1.30% at March 31, 2016 and December 31, 2015, and 1.41% at March 31, 2015. The ratio of allowance for loans losses to non-performing loans was 322% at March 31, 2016, compared with 321% at December 31, 2015 and 246% at March 31, 2015.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank, Scott Danahy Naylon and Courier Capital. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 50 offices and more than 60 ATMs throughout Western and Central New York State. Scott Danahy Naylon provides a broad range of insurance services to personal and business clients across 44 states. Courier Capital provides customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans.  Financial Institutions, Inc. and its subsidiaries employ approximately 700 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI and is a member of the NASDAQ OMX ABA Community Bank Index. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Non-GAAP Financial Information

This news release contains financial information, such as tangible common equity, determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company believes that non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of the Company, and facilitate investors’ assessments of its business and performance trends. In addition, the Company believes the exclusion of these non-operating items enables management to perform a more effective evaluation and comparison of the Company’s results and to assess performance in relation to the Company’s ongoing operations. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures that may be presented by other companies. Where non-GAAP disclosures are used in this news release, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in Appendix A to this document.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the Company’s ability to implement its strategic plan, the Company’s ability to redeploy investment assets into loan assets, whether the Company experiences greater credit losses than expected, whether the Company experiences breaches of its, or third party, information systems, the attitudes and preferences of the Company’s customers, the Company’s ability to successfully integrate and profitably operate Scott Danahy Naylon and Courier Capital, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and the Company’s compliance with regulatory requirements, changes in interest rates, general economic and credit market conditions nationally and regionally, and costs associated with responding to the current proxy contest. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC.  Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

*****

For additional information contact:
Kevin B. Klotzbach	Jordan Darrow
Chief Financial Officer & Treasurer	Darrow Associates
Phone: 585.786.1130	Phone: 512.551.9296
Email: KBKlotzbach@five-starbank.com	Email: jdarrow@darrowir.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2016	2015
	March 31,	December 31,	September 30,	June 30,	March 31,

SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$110,944	60,121	51,334	52,554	135,972
Investment securities:
Available for sale	610,013	544,395	577,509	772,639	639,275
Held-to-maturity	476,283	485,717	490,638	320,820	306,255

Total investment securities	1,086,296	1,030,112	1,068,147	1,093,459	945,530
Loans held for sale	609	1,430	1,568	448	656
Loans:
Commercial business	317,776	313,758	297,876	292,791	277,464
Commercial mortgage	590,316	566,101	548,529	536,590	479,226
Residential real estate loans	382,504	381,074	376,552	365,172	355,495
Residential real estate lines	126,526	127,347	128,361	128,844	129,183
Consumer indirect	679,846	676,940	665,714	666,550	662,213
Other consumer	18,066	18,542	19,204	19,326	19,373

Total loans	2,115,034	2,083,762	2,036,236	2,009,273	1,922,954
Allowance for loan losses	27,568	27,085	26,455	27,500	27,191

Total loans, net	2,087,466	2,056,677	2,009,781	1,981,773	1,895,763
Total interest-earning assets	3,189,582	3,114,530	3,097,315	3,104,631	2,860,605
Goodwill and other intangible assets, net	76,567	66,946	67,925	68,158	68,396
Total assets	3,516,572	3,381,024	3,357,608	3,359,459	3,197,077
Deposits:
Noninterest-bearing demand	617,394	641,972	623,296	602,143	559,646
Interest-bearing demand	622,443	523,366	563,731	530,861	611,104
Savings and money market	1,042,910	928,175	942,673	910,215	922,093
Certificates of deposit	677,430	637,018	623,800	613,019	611,852

Total deposits	2,960,177	2,730,531	2,753,500	2,656,238	2,704,695
Short-term borrowings	179,200	293,100	241,400	350,600	175,573
Long-term borrowings, net	39,008	38,990	38,972	38,955	—
Total interest-bearing liabilities	2,560,991	2,420,649	2,410,576	2,443,650	2,320,622
Shareholders’ equity	313,953	293,844	295,434	284,435	286,689
Common shareholders’ equity	296,613	276,504	278,094	267,095	269,349
Tangible common equity (1)	220,046	209,558	210,169	198,937	200,953
Unrealized gain (loss) on investment securities, net of tax	$7,555	443	5,270	(924)	5,241
Common shares outstanding	14,495	14,191	14,189	14,184	14,167
Treasury shares	197	207	209	214	231
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	7.46%	7.41	7.29	7.31	7.53
Common equity Tier 1 ratio	9.83%	9.77	9.74	9.50	9.66
Tier 1 risk-based capital	10.56%	10.50	10.49	10.25	10.45
Total risk-based capital	13.39%	13.35	13.37	13.17	11.69
Common equity to assets	8.43%	8.18	8.28	7.95	8.42
Tangible common equity to tangible assets (1)	6.40%	6.32	6.39	6.04	6.42
Common book value per share	$20.46	19.49	19.60	18.83	19.01
Tangible common book value per share (1)	$15.18	14.77	14.81	14.03	14.18
Stock price (Nasdaq: FISI):
High	$29.53	29.04	25.21	25.50	25.38
Low	$25.38	24.05	23.54	22.50	21.67
Close	$29.07	28.00	24.78	24.84	22.93

(1) See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2016	2015
	First	Year ended	Fourth	Third	Second	First
	Quarter	December 31,	Quarter	Quarter	Quarter	Quarter

SELECTED INCOME STATEMENT DATA:
Interest income	$27,635	105,450	27,487	27,007	25,959	24,997
Interest expense	2,916	10,137	2,856	2,876	2,555	1,850

Net interest income	24,719	95,313	24,631	24,131	23,404	23,147
Provision for loan losses	2,368	7,381	2,598	754	1,288	2,741

Net interest income after provision
for loan losses	22,351	87,932	22,033	23,377	22,116	20,406

Noninterest income:
Service charges on deposits	1,724	7,742	1,862	2,037	1,964	1,879
Insurance income	1,672	5,166	1,236	1,265	1,057	1,608
ATM and debit card	1,325	5,084	1,311	1,297	1,283	1,193
Investment advisory	1,243	2,193	642	523	541	487
Company owned life insurance	1,368	1,962	514	488	493	467
Investments in limited partnerships	56	895	30	336	55	474
Loan servicing	116	503	87	153	96	167
Net gain on sale of loans held for sale	78	249	88	53	39	69
Net gain on investment securities	613	1,988	640	286	—	1,062
Net gain on sale of other assets	4	27	7	—	16	4
Amortization of tax credit investment	—	(390)	—	(390)	—	—
Other	1,018	4,918	2,163	957	911	887

Total noninterest income	9,217	30,337	8,580	7,005	6,455	8,297

Noninterest expense:
Salaries and employee benefits	11,614	42,439	11,332	10,278	10,606	10,223
Occupancy and equipment	3,625	13,856	3,365	3,417	3,375	3,699
Professional services	1,447	4,502	1,604	1,064	866	968
Computer and data processing	804	3,186	895	779	810	702
Supplies and postage	594	2,155	544	540	508	563
FDIC assessments	436	1,719	442	444	415	418
Advertising and promotions	377	1,120	331	312	238	239
Goodwill impairment charge	—	751	751	—	—	—
Other	2,321	9,665	2,564	2,484	2,418	2,199

Total noninterest expense	21,218	79,393	21,828	19,318	19,236	19,011

Income before income taxes	10,350	38,876	8,785	11,064	9,335	9,692
Income tax expense	2,732	10,539	2,150	2,748	2,750	2,891

Net income	7,618	28,337	6,635	8,316	6,585	6,801

Preferred stock dividends	365	1,462	365	366	366	365
Net income available to common shareholders	$7,253	26,875	6,270	7,950	6,219	6,436

FINANCIAL RATIOS:
Earnings per share – basic	$0.50	1.91	0.44	0.56	0.44	0.46
Earnings per share – diluted	$0.50	1.90	0.44	0.56	0.44	0.46
Cash dividends declared on common stock	$0.20	0.80	0.20	0.20	0.20	0.20
Common dividend payout ratio	40.00%	41.88	45.45	35.71	45.45	43.48
Dividend yield (annualized)	2.77%	2.86	2.83	3.20	3.23	3.54
Return on average assets	0.90%	0.87	0.78	0.99	0.81	0.89
Return on average tangible assets (1)	0.88%	0.84	0.76	0.96	0.78	0.86
Return on average equity	9.91%	9.78	8.86	11.41	9.19	9.68
Return on average common equity	10.00%	9.87	8.89	11.60	9.24	9.75
Return on average tangible common equity (1)	13.54%	13.16	11.73	15.47	12.37	13.11
Efficiency ratio (2)	62.90%	61.58	64.55	59.46	62.00	60.27

(1) See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

(2) Efficiency ratio equals noninterest expense less other real estate expense and amortization and impairment of goodwill and other intangible assets as a percentage of net revenue, defined as the sum of tax-equivalent net interest income and noninterest income before net gains on investment securities, proceeds from company owned life insurance, adjustments to contingent liabilities and amortizations of tax credit investment.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	2016	2015
	First	Year ended	Fourth	Third	Second	First
	Quarter	December 31,	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest-earning deposits	$70	37	—	—	26	124
Investment securities (1)	1,027,602	1,014,171	1,049,217	1,067,815	1,029,640	907,871
Loans:
Commercial business	316,143	286,019	297,033	297,216	284,535	264,814
Commercial mortgage	582,142	522,328	554,327	545,875	509,317	478,705
Residential real estate loans	382,077	366,032	379,189	371,318	357,442	355,866
Residential real estate lines	127,317	128,525	127,688	127,826	129,167	129,444
Consumer indirect	678,133	665,454	671,888	663,884	664,222	661,727
Other consumer	17,926	18,969	18,626	18,680	18,848	19,736

Total loans	2,103,738	1,987,327	2,048,751	2,024,799	1,963,531	1,910,292
Total interest-earning assets	3,131,410	3,001,535	3,097,968	3,092,614	2,993,197	2,818,287
Goodwill and other intangible assets, net	76,324	68,138	67,692	68,050	68,294	68,527
Total assets	3,405,451	3,269,890	3,353,702	3,343,802	3,263,111	3,115,516
Interest-bearing liabilities:
Interest-bearing demand	572,424	543,690	545,602	516,448	561,570	551,503
Savings and money market	965,629	908,614	960,768	903,491	929,701	839,218
Certificates of deposit	658,537	616,747	628,944	619,459	616,145	602,115
Short-term borrowings	221,326	262,494	241,957	329,050	226,577	251,768
Long-term borrowings, net	38,997	27,886	38,979	38,962	33,053	-

Total interest-bearing liabilities	2,456,913	2,359,431	2,416,250	2,407,410	2,367,046	2,244,604
Noninterest-bearing demand deposits	617,590	599,334	619,423	625,131	587,396	564,500
Total deposits	2,814,180	2,668,385	2,754,737	2,664,529	2,694,812	2,557,336
Total liabilities	3,096,263	2,980,183	3,056,541	3,054,573	2,975,762	2,830,557
Shareholders’ equity	309,188	289,707	297,161	289,229	287,349	284,959
Common equity	291,848	272,367	279,821	271,889	270,009	267,619
Tangible common equity (2)	$215,524	204,229	212,129	203,839	201,715	199,092
Common shares outstanding:
Basic	14,395	14,081	14,095	14,087	14,078	14,063
Diluted	14,465	14,135	14,163	14,139	14,121	14,113
SELECTED AVERAGE YIELDS:
(Tax equivalent basis)
Investment securities	2.48%	2.46	2.47	2.46	2.44	2.47
Loans	4.21%	4.21	4.22	4.16	4.18	4.27
Total interest-earning assets	3.64%	3.62	3.63	3.57	3.58	3.69
Interest-bearing demand	0.14%	0.14	0.15	0.15	0.14	0.11
Savings and money market	0.13%	0.13	0.14	0.14	0.12	0.10
Certificates of deposit	0.88%	0.87	0.88	0.89	0.87	0.84
Short-term borrowings	0.62%	0.41	0.49	0.41	0.38	0.37
Long-term borrowings, net	6.34%	6.28	6.34	6.34	6.23	—
Total interest-bearing liabilities	0.48%	0.43	0.47	0.47	0.43	0.33
Net interest rate spread	3.16%	3.19	3.16	3.10	3.15	3.36
Net interest rate margin	3.27%	3.28	3.26	3.20	3.24	3.43

(1) Includes investment securities at adjusted amortized cost.

(2) See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	2016	2015
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter

ASSET QUALITY DATA:
Allowance for Loan Losses
Beginning balance	$27,085	26,455	27,500	27,191	27,637
Net loan charge-offs (recoveries):
Commercial business	502	133	68	(73)	1,093
Commercial mortgage	(1)	23	12	194	520
Residential real estate loans	21	110	37	38	98
Residential real estate lines	—	24	30	116	(2)
Consumer indirect	1,328	1,519	1,475	645	1,317
Other consumer	35	159	177	59	161

Total net charge-offs	1,885	1,968	1,799	979	3,187
Provision for loan losses	2,368	2,598	754	1,288	2,741

Ending balance	$27,568	27,085	26,455	27,500	27,191

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	0.64%	0.18	0.09	-0.10	1.67
Commercial mortgage	0.00%	0.02	0.01	0.15	0.44
Residential real estate loans	0.02%	0.12	0.04	0.04	0.11
Residential real estate lines	0.00%	0.07	0.09	0.36	-0.01
Consumer indirect	0.79%	0.90	0.88	0.39	0.81
Other consumer	0.79%	3.39	3.76	1.26	3.31
Total loans	0.36%	0.38	0.35	0.20	0.68
Supplemental information (1)
Non-performing loans:
Commercial business	$4,056	3,922	3,064	4,643	4,587
Commercial mortgage	1,781	947	1,802	3,070	3,411
Residential real estate loans	1,601	1,848	2,092	2,028	1,829
Residential real estate lines	165	235	223	219	204
Consumer indirect	943	1,467	1,292	728	994
Other consumer	21	21	20	20	47

Total non-performing loans	8,567	8,440	8,493	10,708	11,072
Foreclosed assets	187	163	286	165	139
Total non-performing assets	$8,754	8,603	8,779	10,873	11,211

Total non-performing loans to total loans	0.41%	0.41	0.42	0.53	0.58
Total non-performing assets to total assets	0.25%	0.25	0.26	0.32	0.35
Allowance for loan losses to total loans	1.30%	1.30	1.30	1.37	1.41
Allowance for loan losses to non-performing loans	322%	321	311	257	246

(1) At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	2016	2015
	First	Year ended	Fourth	Third	Second	First
	Quarter	December 31,	Quarter	Quarter	Quarter	Quarter

Ending tangible assets:
Total assets	$3,516,572		3,381,024	3,357,608	3,359,459	3,197,077
Less: Goodwill and other intangible assets, net	76,567		66,946	67,925	68,158	68,396

Tangible assets	$3,440,005		3,314,078	3,289,683	3,291,301	3,128,681

Ending tangible common equity:
Common shareholders’ equity	$296,613		276,504	278,094	267,095	269,349
Less: Goodwill and other intangible assets, net	76,567		66,946	67,925	68,158	68,396

Tangible common equity	$220,046		$209,558	210,169	198,937	200,953

Tangible common equity to tangible assets (1)	6.40%		6.32	6.39	6.04	6.42
Common shares outstanding	14,495		14,191	14,189	14,184	14,167
Tangible common book value per share (2)	$15.18		14.77	14.81	14.03	14.18
Average tangible assets:
Average assets	$3,405,451	3,269,890	3,353,702	3,343,802	3,263,111	3,115,516
Less: Average goodwill and other intangible assets	76,324	68,138	67,692	68,050	68,294	68,527

Average tangible assets	$3,329,127	3,210,752	3,286,010	3,275,752	3,194,817	3,046,989

Average tangible common equity:
Average common equity	$291,848	272,367	279,821	271,889	270,009	267,619
Less: Average goodwill and other intangible assets	76,324	68,138	67,692	68,050	68,294	68,527

Average tangible common equity	$215,524	204,229	212,129	203,839	201,715	199,092

Net income available to common shareholders	$7,253	26,875	6,270	7,950	6,219	6,436
Return on average tangible common equity (3)	13.54%	13.16	11.73	15.47	12.37	13.11
Return on average tangible assets (4)	0.88%	0.84	0.76	0.96	0.78	0.86

(1) Tangible common equity divided by tangible assets.

(2) Tangible common equity divided by common shares outstanding.

(3) Net income available to common shareholders (annualized) divided by average tangible common equity.

(4) Net income available to common shareholders (annualized) divided by average tangible assets.